NEWS RELEASE for August 20, 2008

Contact: Dina Masi, Interim CFO
             Jeffrey Leach, Investor Relations
             iBioPharma, Inc.
             j.leach@ibiopharma.com
             888.319.6962

IBIOPHARMA, INC. ANNOUNCES THE COMPLETION OF $5.0 MILLION PRIVATE PLACEMENT

NEWARK, DE, August 20, 2008 -- iBioPharma, Inc. (OTCBB:IBPM) (the “Company”) today announced the closing of its $5.0 million private placement of common stock and warrants at a purchase price of $2.13 per share of common stock. The shares of common stock sold to the investors represent a 10% interest in the Company. The Company also announced the conversion to the Company’s common stock of approximately $7.9 million of debt owed (“Debt Conversion”) to Integrated BioPharma, Inc. (NasdaqGM: INBP) (“INB”), the Company’s former parent company. The Debt Conversion releases the Company from the repayment of the $7.9 million of debt to INB. In the Debt Conversion, for accounting purposes, $2.7 million of the debt was converted into shares of the Company’s common stock representing a 5.4% diluted interest in the Company; the balance of the debt was contributed to paid in capital.

Mr. Robert B. Kay, Chief Executive Officer, stated, “the closing of the private placement will allow the Company to begin to implement its business strategy to create and advance our own product candidates applying our platform technology developed by Fraunhofer USA Center for Molecular Biotechnology.”

About iBioPharma, Inc. (IBPM)

iBioPharma, has developed a novel, proprietary platform technology for the rapid, efficient and economical manufacture of biopharmaceuticals, including vaccine antigens, antibodies and other therapeutic proteins. iBioPharma has established an exclusive commercial relationship with the Fraunhofer USA Center for Molecular Biotechnology and the lead product candidates from the joint program include influenza vaccines and an antiviral therapeutic for treatment of influenza. Further information is available at www.ibiopharma.com

Statements included in this release related to iBioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.